Exhibit 10.1

B&G Foods, Inc.
Four Gatehall Drive
Parsippany, NJ 07054
Tel: (973) 401-6500
Fax: (973) 630-6550

CONFIDENTIAL

June 25, 2025

Mr. Jordan E. Greenberg

[Redacted]

Re:Separation Agreement and General Release

Dear Jordan:

Consistent with our discussions concerning the terms of your separation, this letter constitutes an agreement between you and B&G Foods, Inc. (“B&G Foods”), on behalf of itself and its subsidiaries (collectively with B&G Foods, the “Company”), setting forth all terms of your separation from the Company. You are encouraged to read this letter agreement carefully and make certain that you understand and agree with it before you sign it. You may consider for forty-five (45) days whether you wish to sign this letter agreement. You are encouraged to review this letter agreement with your attorney.

By signing this letter agreement, and not revoking it, you agree as follows:

1.

Separation Date. It is understood that your last day of employment with the Company shall be August 24, 2025 (the “Separation Date”), sixty (60) days following the date that you were notified by the Company that your employment would be terminated. You agree that you will work in a cooperative, professional and diligent manner in accordance with the terms and conditions of the Employment Agreement by and between you and B&G Foods, dated as of February 26, 2019, as amended by the First Amendment to Employment Agreement, dated as of August 1, 2022 (as so amended, your “Employment Agreement”) until and including the Separation Date and understand that you must do so as a condition for receipt of the severance and other benefits described below.

2.

Treatment Under Employment Agreement and Long-Term Incentive Agreements. Your separation from the Company shall be treated as a termination without cause pursuant to Section 8(a) of your Employment Agreement, and your 2023 Restricted Stock Award Agreement, 2024 Restricted Stock Award Agreement, 2025 Restricted Stock Agreement, 2023 to 2025 Performance Share Award Agreement, 2024 to 2026 Performance Share Award Agreement and 2025 to 2027 Performance Share Award Agreement (collectively, the “Equity Award Agreements”) and for purposes of Section 8(a) of your Employment Agreement and such Equity Award Agreements shall be deemed effective on the Separation Date.

3.

Severance and Other Benefits. In accordance with Section 7(a) of the Employment Agreement and in consideration of the general release and waiver of all claims against the Company and the other Releasees (as defined below) and your other promises made in this letter agreement, and conditioned on your not revoking this letter agreement as described in paragraph 27 below, the Company shall provide you with the following severance payments and other benefits (the “Severance Benefits”):

Quality Foods Since 1889

Jordan E. Greenberg

June 25, 2025

A.

For the period commencing on August 25, 2025 through August 24, 2026 (the “Severance Period”), the Company shall pay you salary continuation payments equal in the aggregate to $750,268.80 (less any state, federal, FICA and other applicable taxes required to be withheld and, as set forth below in subparagraph B, less the amount of medical and dental insurance contributions), which reflects payment of 160% of your annual base salary for the Severance Period). Such payments shall be paid in substantially equal installments in the same manner and pursuant to the same payroll procedures that were in effect prior to the Separation Date and shall commence no later than the Company’s next regular pay day after August 25, 2025, (the “Initial Severance Payment Date”).

B.

The Company shall continue your current medical and dental coverage for you and your eligible family members on the Company’s medical and dental benefit plans from the Separation Date through the duration of the Severance Period subject to the terms and conditions of the plans and pursuant to, and subject to the eligibility requirements of, COBRA. Your contributions will be the same as those of a currently active participant and will automatically be withheld on a pre-tax basis from your salary continuation payments set forth in subparagraph A above. At the end of the Severance Period you will be eligible to continue your coverage pursuant to COBRA for the remainder, if any, of the COBRA eligibility period at your sole expense, subject to the terms and conditions of the Company’s medical and dental benefit plans and COBRA rules and provisions.

C.

The Company shall pay you on the Initial Severance Payment Date a lump sum payment of $10,000.00 (less any state, federal, FICA and other applicable taxes required to be withheld), which amount reflects the estimated market value of your life insurance and disability insurance benefits for the duration of the Severance Period that will not be available to you because of your status as a terminated employee.

D.	The Company shall provide you with one additional year of service under the Company’s qualified pension plan during the Severance Period.
E.	The Company will arrange for Lee Hecht Harrison to provide you with career transition assistance. A member of the Company’s Human Resources Department will provide you with a summary of this program.
F.

If you should die during the period from the Separation Date through the duration of the Severance Period, any remaining unpaid amounts owing to you pursuant to this letter agreement (less any state, federal, FICA and other applicable taxes required to be withheld) shall be paid in accordance with the terms hereof to your surviving spouse or, if no surviving spouse, to your estate in the manner designated by your surviving spouse, if applicable, or the executors of your estate.

You acknowledge that you are solely responsible for all federal, state and local taxes, if any, other than any employer share of FICA, Medicare, unemployment or disability contributions, that a government agency may determine is due to it, and that may be ultimately required by law to be paid with respect to the Severance Benefits. You agree to indemnify and hold harmless the Company and the other Releasees (as defined below) from any and all taxes and related penalties, should the taxability of the Severance Benefits be challenged by any government tax authority.

If you voluntarily resign prior to the Separation Date, or if your employment is terminated prior to the Separation Date due to your misconduct or failure to comply with the requirements of

Jordan E. Greenberg

June 25, 2025

paragraph 1 above, the payment of your salary and your participation in the Company’s benefit plans as an active employee will immediately cease, and you will not be entitled to the Severance Benefits described in this paragraph 3. You will be eligible for COBRA on the first day of the month following your voluntary resignation or other termination.

4.

Vacation Pay. You understand and agree that your vacation accrual will cease as of the Separation Date. You will be paid any unused vacation pay for 2025 earned and accrued from January 1, 2025 through the Separation Date (less any state, federal, FICA and other applicable taxes required to be withheld) in accordance with the Company’s paid time off policies and practices and applicable federal and state law.

5.

No Admission of Liability. You understand and agree that the Severance Benefits to be provided to you pursuant to the terms of this letter agreement are not and shall not be construed or represented to be an admission of liability of any kind by the Company.

6.	Termination of Certain Other Benefits.
A.

Life Insurance. You understand and agree that your participation in any life insurance plan maintained by the Company will automatically terminate on the Separation Date. Subject to the terms and conditions of the Company’s life insurance plan and applicable law, you may be able to convert your life insurance to an individual policy by notifying the life insurance carrier not later than thirty-one (31) days after your life insurance ends.

B.

Accidental Death and Dismemberment Insurance. You understand and agree that your participation in the Company’s accidental death and dismemberment insurance plan will automatically terminate on the Separation Date. The accidental death and dismemberment insurance policy does not include a conversion option.

C.

Short-Term and Long-Term Disability Insurance. You understand and agree that your participation in the Company’s short-term and long-term disability plans automatically terminates on the Separation Date. The short-term and long-term disability insurance plans do not include a conversion option.

D.

Other Benefits. You understand and agree that, except as otherwise stated herein, all other benefits that you may currently receive, including, without limitation, your automobile allowance and company paid cell phone or cell phone allowance, if any, will also terminate on the Separation Date.

E.

401(k) Defined Contribution Plan. The Company will separately forward to you a letter with further details regarding your options with respect to the Company’s 401(k) plan following your separation from the Company.

F.

Unemployment Insurance. To review possible eligibility for unemployment insurance payments, you should visit the unemployment insurance office nearest to your residence or apply on-line. You understand that all decisions concerning your entitlement to unemployment insurance are the responsibility of the appropriate governmental authority.

7.

General Release and Waiver. In exchange for the Severance Benefits described in paragraph 3 above, and for other good and valuable consideration, you, on behalf of yourself and your family, heirs, executors, successors and assigns, hereby irrevocably and unconditionally release and

Jordan E. Greenberg

June 25, 2025

forever discharge the Company and its past, present and future affiliates, parents, subsidiaries and divisions and the Company’s and each of the foregoing person’s or entity’s respective shareholders, directors, officers, employees, agents, attorneys, employee benefit plans (and the administrators and fiduciaries thereof) and representatives (collectively with the Company, the “Releasees”), and agree to hold the Releasees harmless from and against, and hereby waive, any and all claims, causes of action, charges or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist, or arise, from the beginning of time to the date on which you sign this letter agreement to the fullest extent such matters may be released by applicable law. This release includes, without limitation, all claims, causes of action, charges or demands arising from or relating to your employment with, or separation from employment with, the Company or otherwise, other than claims that the law does not permit you to waive by signing this letter agreement.

Without limiting the generality of the foregoing, this release includes a release of any rights or claims you may have under any and all federal, state or local statutes, including, without limitation, the following:

A.	Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, as amended;
B.	the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973, as amended;
C.	the Family and Medical Leave Act of 1993, as amended;
D.	Section 1981 of the Civil Rights Act of 1866, as amended;
E.	Section 1985(3) of the Civil Rights Act of 1871, as amended;
F.	the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act of 1990, as amended (the “ADEA”);
G.	the Occupational Safety and Health Act, as amended;
H.	the Equal Pay Act, as amended;
I.	the Employee Retirement Income Security Act of 1974, as amended;
J.	the New Jersey Conscientious Employee Protection Act, as amended;
K.

any and all other federal, state or local laws, regulations or common law against discrimination, including but not limited to the New Jersey Law Against Discrimination and all other laws and regulations of the State of New Jersey and the New Jersey Department of Labor and Workforce Development;

L.	any and all tort theories of liability, including, without limitation, claims of defamation or disparagement; and

Jordan E. Greenberg

June 25, 2025

M.	any and all other federal, state, or local laws, regulations or common law relating to employment, wages, hours, health and safety, or any other terms and conditions of employment.

This release also includes a release by you of any claims for wrongful discharge, breach of contract, torts or any other claim in any way related to your employment with or separation from the Company, including, without limitation, any claim under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between the Company and yourself, and including any claims for any damages of any nature, including, without limitation, any claims for wages, monetary or equitable relief, costs and attorneys’ fees. You acknowledge and agree that it is the intention of the parties that the language relating to the description of claims in this paragraph 7 shall be given the broadest possible interpretation permitted by law.

Notwithstanding the above, nothing in this release shall be construed to waive (i) your rights to the Severance Benefits expressly provided for in this letter agreement; (ii) any claims you may have to the payment of vested benefits under the terms of the Company’s retirement and benefit plans and your individual Equity Award Agreements; or (iii) any rights to reimbursement or indemnification you may have in your capacity as an officer or employee of the Company under the governing documents of the Company, any insurance policy or applicable law for any of your acts (or failures to act) made in good faith while you were employed by the Company.

8.

Workers’ Compensation. This letter is not a waiver of any workers compensation claim you may have, however, you represent that no incident has occurred that could form the basis for any claim by you against the Company or any other Releasee under the workers’ compensation laws of any jurisdiction.

9.

No Complaints, Claims or Actions. You represent that you have not filed any complaints, claims or actions against the Company or any other Releasee with any federal, state or local agency or court. You also represent that you (a) have received all compensation, wages, overtime (if applicable), leave (paid or unpaid), bonuses, commissions, and/or benefits to which you may be entitled and that no other amounts and/or benefits are due except as expressly provided in this letter agreement; (b) have either been provided or not been denied any leave requested under the Family and Medical Leave Act; (c) have not complained of and are not aware of any fraudulent or illegal activity or any acts that would form the basis of a claim of fraudulent or illegal activity by the Released Parties; and (d) have not been subjected to any harassing or other unlawful behavior that was discriminatory in nature based on age, disability, race, color, sex, sexual identity, sexual orientation, religion, national origin or any other classification protected by law.

10.

No Other Representations. You represent that no promise or inducement has been offered or made except as set forth in this letter agreement and that you are entering into this letter agreement without reliance on any statement or representation not set forth in this letter agreement by the Company or any person acting on its behalf.

11.

No Assignment or Reservation of Claims. You hereby represent that you have not assigned or transferred to any person or entity all or any portion of any claim against the Company or any other Releasee, and you do not reserve any claim against the Company or any other Releasee from the effect of this letter agreement.

Jordan E. Greenberg

June 25, 2025

12.	Restrictive Covenants.
A.

Non-Disturbance; Non-Disparagement. You understand and agree that you shall not at any time perform any act that is intended, or may reasonably be expected to, disrupt, damage, impair, or interfere with the business, reputation, prospects or operations of the Company or any other Releasee, or their respective relationships with their respective employees, customers, vendors, agents or representatives. You further agree that you shall not at any time issue or make or cause to be issued or made any communication, written or oral, that disparages, criticizes or otherwise reflects adversely upon, or encourages any adverse action against, the Company or any of the other Releasees, except as required by law. You represent that since your receipt of this letter agreement, you have not made any communication prior to signing this letter agreement which communication would be a breach of this provision if it was made after this letter agreement is in effect. Notwithstanding the foregoing, nothing in this letter agreement shall prohibit you from providing truthful testimony or information in connection with any governmental proceeding, including but not limited to any investigation by the Equal Employment Opportunity Commission or similar state or local agency, or making truthful disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation or made in response to a lawful subpoena or other legal process.

B.

Confidentiality. You acknowledge and agree the confidentiality and non-use agreements set forth in Section 11(d) of your Employment Agreement shall remain in full force and effect in accordance with their terms, and reaffirm that you shall comply with such agreements. Notwithstanding the foregoing, nothing in this letter agreement or the Employment Agreement shall prohibit you from making any disclosure that is required by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, notwithstanding anything to the contrary herein, in accordance with the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

C.

Non-Competition. You agree that from the Separation Date through the duration of the Severance Period, you shall not, directly or indirectly, be employed or otherwise engaged to provide services to any food manufacturer operating in the United States of America that is directly competitive with any significant activities conducted by the Company whose principal business operations are in the United States of America.

D.

Non-Solicitation. You understand and agree that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. You shall not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company from the Separation Date through the duration of the Severance Period.

Jordan E. Greenberg

June 25, 2025

13.

Breach of Agreement. You understand and agree that the general release and waiver set forth in paragraph 7, the representations set forth in paragraph 9, and the restrictive covenants set forth in paragraph 12 of this letter agreement are essential consideration for this letter agreement and an award of damages may be made for violation thereof. Any such award shall not affect the enforceability of the general release of all claims made by you or such representations and restrictive covenants. Consistent with and without limiting the foregoing, you acknowledge and agree that your Severance Benefits shall be subject to forfeiture and repayment to the Company if you violate paragraphs 7, 9, 11, 12 or 15 or any of the other terms of this letter agreement, or any other surviving obligation owed to the Company, without prejudice to any additional relief that may be available to the Company and without effecting the validity and enforceability of the general release of all claims made by you. Notwithstanding the foregoing sentence, your Severance Benefits shall not be subject to forfeiture solely due to a challenge to the validity of the release contained in this letter agreement pursuant to the ADEA. In addition, in the event of a breach or threatened breach by you of any of the provisions of this letter agreement, you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

14.

Attorneys’ Fees. Should you breach or threaten to breach any of the terms of or representations contained in this letter agreement or the post-termination obligations set forth herein, to the extent authorized by law, you shall be responsible for payment of all reasonable attorneys’ fees and costs that the Company or any other Releasee incurs in the course of enforcing the terms of the letter agreement, including demonstrating the existence of a breach or threatened breach and any other contract enforcement efforts.

15.

Covenant Not to Sue. You agree that you will not file any complaint, claim or action asserting any claim waived in paragraph 7 of this letter agreement, and that if you breach this promise, and the action is found to be barred in whole or in part by this letter agreement, you shall be liable for all costs, including attorneys’ fees, incurred by the Company or any other Releasee in defending the claim, and shall assign to the Company and any such other Releasee your right and interest to collect any monetary damages awarded to you. Notwithstanding the foregoing, nothing in this paragraph precludes you from challenging the validity of the release above under the requirements of the ADEA, and you shall not be responsible for reimbursing the attorneys’ fees and costs of the Releasees in connection with such a challenge to the validity of the release. However, you acknowledge that the release contained in this letter agreement applies to all claims you have under the ADEA, and that, unless the release is held to be invalid, all of your claims under the ADEA shall be extinguished. Further, nothing in this letter agreement shall preclude or prevent you from filing a charge with, participating in an investigation by or proceeding before, or providing truthful information to the United States Equal Employment Opportunity Commission, the National Labor Relations Board or any other federal, state or local government agency, but you acknowledge and agree that you shall not be entitled to or accept any damages or other relief that otherwise might be obtained on your behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any claims covered by the above release.

16.	OWBPA Acknowledgements. With respect to the waiver of your rights under the ADEA, you acknowledge that you are aware of the following rights under the Older Workers Benefit Protection Act:

Jordan E. Greenberg

June 25, 2025

A.	You should consult an attorney before executing the waiver herein of your rights under the ADEA;
B.

You may take up to forty-five (45) days within which to consider the waiver of your rights herein under the ADEA. If you execute this letter agreement prior to the expiration of that 45 day period you expressly waive the right to take the full 45 days to consider the waiver of rights herein under the ADEA; and

C.

For a period of seven (7) days following the execution of this waiver of rights under the ADEA, you can revoke this letter agreement and this letter agreement shall not become effective or enforceable until the seven day revocation period has expired.

17.

Return of Company Property. You agree to promptly return to the Company any and all Company documents, materials, records, equipment and other property issued to you or otherwise in your possession or control and to otherwise comply with Section 11(d)(iii) of the Employment Agreement, and acknowledge that such return is a condition for receipt of the Severance Benefits. In addition, you agree to promptly reconcile any outstanding expense accounts.

18.

Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically, or otherwise, for the disclosure or production of confidential and/or proprietary information which you created or acquired in the course of your employment, unless prohibited by law or regulation, you must notify immediately the Company’s General Counsel, by calling the General Counsel at the following phone number: (973) 630-6406. Regardless of whether you are successful in reaching the General Counsel by telephone, unless prohibited by law or regulation, you also must notify the General Counsel immediately in writing, via certified mail, at the following address: B&G Foods, Inc., Four Gatehall Drive, Parsippany, NJ 07054, Attn: General Counsel. A copy of the request or demand shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.

19.

Cooperation. You agree that, at all times subsequent to the Separation Date, you shall reasonably cooperate, in a timely and good faith manner, with all reasonable requests for assistance made by the Company, relating directly or indirectly to all investigations, legal claims or any regulatory matter with respect to any matter which occurred during the course of your employment with the Company, with which you were involved prior to the termination of your employment, or with which you became aware of during the course of your employment. Upon the submission of proper documentation, the Company will reimburse you for all reasonable expenses (other than your attorney’s fees, if any) you incur as a result of such requests for assistance, if any.

20.

Governing Law. This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement, the relationship of the parties or the interpretation and enforcement of the rights and duties of the parties to this letter agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the conflicts of laws principles thereof. You and the Company hereby submit to the jurisdiction of the federal and state courts in the State of New Jersey with respect to and disputes arising under or relating to this letter agreement, and you irrevocably waive any objection that you may now or hereafter have based on personal jurisdiction or to the laying of venue of any such action in the

Jordan E. Greenberg

June 25, 2025

aforementioned courts, including without limitation any objection based on the grounds of forum non conveniens.

21.

Entire Agreement. This letter agreement shall constitute the sole and exclusive understanding between the Company and you concerning the subject matter of this letter agreement, and expressly supersedes any and all prior agreements or understandings, written or oral, concerning the subject matter hereof, provided that you acknowledge and agree that any provision of the Employment Agreement that by its terms survives the termination of your employment shall continue in effect in accordance with its terms. The parties acknowledge that this letter agreement is intended to embody a complete and final resolution of the employer-employee relationship. You further acknowledge and agree that the payments and benefits described in this letter agreement are all that you are entitled to receive from the Company (other than the vesting and/or payment of any shares of the Company’s common stock that you may earn pursuant to and subject to the terms and conditions of your Equity Award Agreements), and that the Company shall have no liability or obligation to you in excess of such amounts (other than the vesting and/or payment of any shares of the Company’s common stock that you may earn pursuant to and subject to the terms and conditions of your Equity Award Agreements).

22.

Severability. In the event that one or more of the provisions of this letter agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this letter agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein. The parties further agree that in the event that any court determines that any provision this letter agreement is invalid, illegal or unenforceable unless modified, such court is expressly authorized to modify any such unenforceable provision of this letter agreement in lieu of severing such unenforceable provision from this letter agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this letter agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this letter agreement as so modified by the court shall be binding upon and enforceable against each of them.

23.	No Amendments. This letter agreement may not be amended, supplemented or otherwise modified, except as mutually agreed in writing by B&G Foods and you.
24.

Successors and Assigns. The Company may freely assign this letter agreement at any time. This letter agreement shall inure to the benefit of the Company and its successors and assigns. You may not assign this letter agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment.

25.

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice. A copy of all such notices, requests, demands and other communications shall also be sent by email to the parties at the email addresses set forth below, or at such other email addresses as the parties may designate pursuant to this paragraph.

Jordan E. Greenberg

June 25, 2025

[
If to the Company:	If to you:

B&G Foods, Inc. Four Gatehall Drive Parsippany, NJ 07054 Attn: General Counsel corporatesecretary@bgfoods.com	Jordan E. Greenberg [Redacted]

26.

Adequate Review. You are hereby advised to consult with an attorney before signing this letter agreement. You acknowledge that you have read and fully understand the terms and conditions of this letter agreement. You further acknowledge that you have entered into this letter agreement voluntarily and not as the result of coercion, duress or undue influence. Additionally, you acknowledge that you have been afforded the opportunity period of at least forty-five (45) days to consider this letter agreement. If for some reason you decide to sign this letter agreement before the end of the 45-day period, you do so of your own free will and with the understanding that you could have taken the entire 45-day period to consider this letter agreement. Modifications to this letter agreement, whether material or non-material, do not restart the aforementioned period. You further acknowledge that you have been provided with a disclosure statement identifying the job titles and ages of all employees whose employment with the Company is being terminated and who are being offered severance in return for the execution of a general release of claims, and the job titles and ages of those employees who are not being terminated and/or offered severance.

27.

Revocation. You understand that you will have seven (7) days from the date you sign this letter agreement to revoke it by notifying the Company’s Human Resources Department of your decision. This letter agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”). No revocation of this letter agreement by you shall be effective unless the Company has received written notice of any revocation prior to the Effective Date.

[Signature Page Follows]

Jordan E. Greenberg

June 25, 2025

If you agree with the foregoing, please so indicate by signing in the space designated below.

We wish you the best in the future.

Sincerely,

/s/ Eric H. Hart

Eric H. Hart

Executive Vice President of Human Resources and Chief Human Resources Officer

Agreed to and accepted:

/s/ Jordan E. Greenberg
Jordan E. Greenberg

Date: August 24, 2025